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                                  Exhibit 4.02

                          AMENDMENT TO RIGHTS AGREEMENT


         This is an Amendment to the Rights Agreement dated as of July 17, 1997 (the "Rights Agreement"), between Valero Energy Corp., formerly known as Valero Refining and Marketing Co. (the "Company"), Harris Trust and Savings Bank ("Harris"), and Computershare Investor Services, LLC, ("Computershare").

                                   WITNESSETH

         WHEREAS, the Company and Harris previously entered into the Rights Agreement, pursuant to which Harris was appointed to serve as the Rights Agent under the Rights Agreement;

         WHEREAS, effective June 30, 2000, Computershare succeeded to the stock transfer business of Harris, as a result of which , pursuant to Section 19 of the Rights Agreement, Computershare became the Rights Agent for purposes of the Rights Agreement;

         WHEREAS, the parties wish to amend the Rights Agreement to the extent necessary to reflect such succession;

         WHEREAS, the Company and Computershare previously entered into Amendment No. 1 to the Rights Agreement, pursuant to which the Company and Computershare amended the Rights Agreement in contemplation of a merger between the Company and UDS;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Amendment of Rights Agreement. Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

         (a) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

                  "Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  Attention:  Keith Bradley"

         (b) All references in the Rights Agreement to "Harris Trust and Savings Bank" as Rights Agent shall for all purposes be deemed to refer to "Computershare Investor Services, LLC."


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         (c) Section 21 of the Rights Agreement is hereby amended by deleting the sentence that begins on page 36 with "Any successor Rights Agent. . . ." and ends on page 37 with ". . . combined capital and surplus of at least $50 million," and submitting in lieu thereof the following sentence:

                  Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by an entity described in clause (a) of this sentence.

         Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of June 30, 2000, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

         Section 4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 7. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.





                                      * * *


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

                                          VALERO ENERGY CORP.

                                          By:      /s/ Jay D. Browning
                                             -----------------------------------
                                          Name:      Jay D. Browning
                                               ---------------------------------
                                          Title:   Vice President and Secretary
                                                --------------------------------


                                          HARRIS TRUST AND SAVINGS BANK

                                          By:      /s/ Martin J. McHale
                                             -----------------------------------
                                          Name:    Martin J. McHale
                                               ---------------------------------
                                          Title:   Vice President
                                                --------------------------------


                                          COMPUTERSHARE INVESTOR
                                          SERVICES, LLC

                                          By:      /s/ Keith A. Bradley
                                             -----------------------------------
                                          Name:    Keith A. Bradley
                                               ---------------------------------
                                          Title:   Director, Client Services
                                                --------------------------------


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